Exhibit 10.2

Employment Agreement

EMPLOYMENT AGREEMENT

BETWEEN

BLAIR R. BAXTER

AND

JUMPTV INC.

MADE AS OF FEBRUARY 11, 2008

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of February 11, 2008;

BETWEEN:

JUMPTV INC.

(the “Corporation”)

OF THE FIRST PART

-and-

BLAIR R. BAXTER

(the “Employee”)

OF THE SECOND PART.

WHEREAS the Corporation wishes to employ the Employee on the terms and conditions set out in this Employment Agreement (“Agreement”);

AND WHEREAS the Employee agrees to be employed by the Corporation on those same terms and conditions;

THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements contained in this Agreement, the Corporation and the Employee agree as follows:

ARTICLE 1 — DEFINITIONS

1.1                                 Definitions

“Business” means the business of broadcasting multi-program ethnic and sports content via the Internet, IP technology, wireless or closed networks to any device by way of live streaming or broadcast, pay-per-view, video on demand, including broadcast of repurposed archival content and business activities in support thereof.

“Confidential Information” means information, whether or not originated by the Employee, that relates to the business or affairs of the Corporation, their clients or suppliers and is confidential or proprietary to the Corporation, its affiliates or their clients or suppliers.  Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)            work product resulting from or related to work or projects performed or to be performed by the Corporation, including but not limited to, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(ii)           information relating to Developments (as hereinafter defined) prior to any public disclosure thereof, including but not limited to, the nature of the developments, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets);

(iii)          internal Corporation personnel and financial information, vendor names and other vendor information, purchasing and internal cost information, internal services and operational manuals;

(iv)          marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Corporation which have been or are being discussed, customer names and customer information;

(v)           contracts and their contents, client services, data provided by clients and the type, quantity and specifications of products and services purchased, leased, licensed or received by clients of the Corporation; and

(vi)          all confidential information of the Corporation which becomes known to the Employee as a result of employment with the Corporation, which the Employee acting reasonably, believes is confidential information of the Corporation or which, the Corporation takes measures to protect, provided that the Employee is aware or ought to be aware of such measures.

“Customer” means any Person who, in the twelve (12) months preceding the date of the termination of the Employee’s employment hereunder for any reason, has purchased from the Corporation any product or services produced, sold, licensed, or distributed by the Corporation in respect of the Business.

“Date of Termination” means the date on which a proper Notice of Termination is given to or by the Employee.

“Notice of Termination” means a notice of termination of the Employee’s employment with the Corporation.

“Person” means any individual, company (or similar entity), partnership, trustee or trust or unincorporated association.

“Prospective Customer” means (i) any Person solicited by the Employee on behalf of the Company for any purpose relating to the Business at any time during the twelve (12) month period immediately preceding the Date of the Termination of the Employee’s employment hereunder, for any reason; and (ii) any Person solicited by the Company with the Employee’s knowledge for any purpose relating to the Business at any time during the twelve (12) month period immediately preceding the Date of the Termination of the Employee’s employment hereunder.

“Territory” means North America.

ARTICLE 2 — EMPLOYMENT

2.1                               Employment

Subject to the terms and conditions of this Agreement, the Employee will be employed by the Corporation as Chief Financial Officer and will perform such duties and exercise such powers related thereto as may from time to time be assigned to him by the President of the Corporation or his or her designate.

2.2                                 Term of Employment

The employment of the Employee under this Agreement will commence on April 1, 2008 (the “Effective date”) and will continue for an indefinite period, subject to termination in accordance with this Agreement or otherwise.

2.3                                 Probationary Period

The employment of the Employee under this Agreement will not include a probationary period (the “Probationary Period”).

2.4                                 Place of Employment

While the Employee is performing his work and services for the Corporation under this Agreement, or for such other person as may be authorized by the Corporation from time to time, the Employee will be based out of Toronto, Ontario.  The Employee acknowledges, however,, that the performance of his work and services may necessitate travel throughout North America on an occasional basis.

ARTICLE — COMPENSATION AND BENEFITS

3.1                                 Base Salary

(a)           The Corporation will pay the Employee an annual base salary of $235,000 (the “Annual Salary”).  Such salary will be payable semi-monthly in arrears by direct deposit on the 15th and the last day of each month.  The Annual Salary shall increase to $245,000 following the completion by the Employee of six (6) months of employment following the Effective Date.

(b)           In addition the Corporation shall pay to the Employee: (i) $25,000 as a one-time signing bonus; and (ii) $15,00 in consideration for the Employee spending, period to the Effective Date, twenty five (25) hours in preparation for the role of Chief Financial Officer, and fifty (50) hours working on the transition with the interim Chief Financial Officer (each of the amounts in (i) and (ii), a “Signing Amount”), each of the Signing Amount to be payable on the Employee’s first paycheque following the Effective Date.

3.2                                 Benefits

The Employee will be entitled to participate in the group health, disability, death, pension and other employee group benefit plans and programmes of the Corporation as described in Schedule “A” attached to this Agreement, in accordance with their terms.  The corporation has provided the Employee with a written summary of the terms of such employee group benefit plans and programmes of the Corporation, a copy of which the Employee hereby acknowledges receiving.

The Corporation may, at any time and from time to time, modify, suspend, or discontinue any or all such employee group benefit plans and programmes generally or for any group thereof, without any obligation to replace any such modified, suspended, or discontinued benefit with any other benefit, equivalent or otherwise, or to otherwise compensate the Employee in respect thereof.

3.3                                 Vacation Leave

The Employee will be entitled to four (4) weeks’ paid vacation leave during each twelve (12) month period.  The Employee must take his vacation leave entitlement during the respective twelve (12) month period at a time or times reasonable for both the Corporation and the Employee in the circumstances.  If unused at the end of the respective twelve (12) month period or at the time the Employee’s employment is terminated under this Agreement or otherwise, the Corporation will pay to the Employee an amount equal to four percent (4%) of his base salary, less any base salary that the Corporation already paid to the Employee as a result of taking vacation leave in that same twelve (12) month period, in lieu of any outstanding vacation leave entitlement as vacation pay.

3.4                                 Expenses

The Corporation will reimburse the Employee for all reasonable travel and other out-of-pocket expenses properly incurred by him in the course of his employment with the Corporation in accordance with the Corporation’s expense policy in effect from time to time.  The Employee will provide the Corporation with appropriate statements and receipts verifying such expenses.

3.5                                 Bonus Plan

The Employee shall be eligible to participate in any Senior Management Bonus Program implemented by the Corporation.  For greater certainty, the Employee shall receive a minimum bonus for the year 2008 calculated as twenty percent (20%) of the average Annual Salary by the Employee for that year, should the Employee satisfy and achieve those performance metrics and targets set for him by the Corporation, as determined at the reasonable discretion of the President or Chief Executive Officer of the Corporation or their designates.

3.6                                 Option Plan

The Employee shall receive the following options to purchase shares of the Corporation pursuant to the Corporation’s Stock Option Plan, as amended from time to time:

(a)          200,000 options as of the Effective Date; and

(b)         100,000 options on the first anniversary of the Effective Date.

ARTICLE 4 — EMPLOYEE’S COVENANTS

4.1                                 Full Time Service

The Employee will devote all of this time, attention, effort and ability to the business and affairs of the Corporation and will well and faithfully serve the Corporation and will use his best efforts to promote the interests of the Corporation.

4.2                                 Duties and Responsibilities

The Employee will duly and diligently perform all the duties assigned to him while in the employ of the Corporation, and will truly and faithfully account for and deliver to the Corporation all money, securities and things of value belonging to the Corporation which the Employee may from time to time receive for, from or on account of the Corporation.

4.3                                 Rules and Regulations

The Employee will be bound by and will faithfully observe and abide by all the rules and regulations of the Corporation from time to time in force which are brought to his notice or of which he should reasonably be aware.

4.4                                 Confidential Information

(1)                                  The Employee acknowledges that, by reason of his employment with the Corporation, he will have access to Confidential Information.  The Employee agrees that, during and after his employment with the Corporation, he will not disclose to any person, firm or corporation, except in the proper course of his employment with the Corporation, or use for his own purposes or for any purposes other than those of the Corporation, any Confidential Information acquired by him.

(2)                                  Any breach of Section 4.4(1) by the Employee will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm.  The Employee therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach by the Employee of Section 4.4(1).  In addition, the Corporation will be relieved of any further obligation to make any payments to the Employee or provide him with any benefits as outlined in Section 5.3 in the event of a breach by the Employee of Section 4.4(1).

4.5                                 Inventions and Patents

The Employee agrees that all right, title and interest in and to ay information, trade secrets, inventions, discoveries, improvements, research materials and databases made or conceived by the Employee alone or with others during the course of the Employee’s employment ad relating to the business or affairs of the Corporation shall belong exclusively to the Corporation.  The Executive hereby waives in favour of the Corporation ay and all copyright and moral rights, and assigns to the Corporation any and all legal rights, that the Executive may have in respect of any such materials.  The Executive agrees to execute any assignments and/or acknowledgements as may be requested by the Corporation from time to time, at the expense of the Corporation including for patent, copyright and industrial design registration, without any further remuneration.  In the event that the Employee contributes to any patentable invention arising out of or in the course of his employment with the Corporation, any such patentable invention will be the exclusive property of the Corporation and the Corporation will have the exclusive right to file patent applications in the name of the Corporation in connection therewith.

ARTICLE 5 — TERMINATION

5.1                                 Termination by the Employee

The Employee may terminate his employment with the Corporation at any time by giving a Notice of Termination to the Corporation which provides for one (1) month’s written notice.  Upon receipt of the Notice of Termination, or at any time thereafter, the Corporation shall have the right to elect to pay the Employee’s base salary for the remainder of the notice period and a reasonable amount in lieu of the Employee’s benefits for that period in lieu of such notice, and if the Corporation so elects, the Employee’s employment shall terminate immediately upon such election.  The Employee acknowledges that such election by the Corporation does not change the nature of the termination of the Employee’s employment from a termination by the Employee by the Corporation.

5.2                                 Termination upon Death of Employee

The Employee’s employment with the Corporation terminates automatically and immediately upon the death of the Employee, without any obligation on the Corporation to provide any notice or payment of base salary, benefit plan contributions or any other compensation in lieu of notice.

5.3                                 Termination by the Corporation for Cause

The Corporation may immediately terminate the Employee’s employment with the Corporation at any time for cause, without any notice or payment of base salary, benefit plan contributions or any other compensation in lieu of notice, by giving a Notice of Termination.  For greater certainty, any breach by the Employee of his obligations under Section 4.4 shall constitute cause under this Section 5.3.

5.4                                 Termination by the Corporation during Probationary Period

[Intentionally deleted]

5.5                                 Termination by the Corporation without Cause after Probationary Period

(1)           The Corporation may terminate the Employee’s employment with the Corporation at any time, without cause, by giving a Notice of Termination to the Employee which provides for: (a) nine (9) months’ written notice if the Employee has been employed by the Corporation for one (1) year or less; or (b) twelve (12) months written notice if the Employee has been employed by the Corporation for longer than one (1) year.

(2)           Notwithstanding the foregoing, the Corporation may in its sole discretion terminate the Employee’s employment with the Corporation immediately upon paying to the Employee base salary in lieu of such notice and upon making the benefit plan contributions necessary to maintain his participation for the minimum period prescribed by law in all benefit plans provided to the Employee by the Corporation immediately prior to the termination of his employment.

(3)           The foregoing notice and/or payments shall be deemed to include all notice of termination, or pay in lieu thereof, and severance pay owing to the Employee pursuant to the Canada Labor Code in respect of the termination of his employment.

(4)           The Corporation may deduct from the amounts payable by it to the Employee or for his benefit pursuant to Section 5.5(2) the amount of any employee group benefit plans and programmes, any amounts owing to the Corporation by the Employee and all required statutory deductions.

(5)           The Corporation agrees that no amounts earned by the Employee following the Date of Termination by way of mitigation will be deducted from or set off against any amounts or benefits to be paid or provided to the Employee as outlined in Section 5.5.

5.6           Fair and Reasonable

The Corporation and the Employee agree that the provisions of Article 5 are fair and reasonable and that the amounts payable by the Corporation to the Employee pursuant to Section 5.5 are reasonable pre-estimates of the damages which will be suffered by the Employee in the event of the termination of his employment with the Corporation in the circumstances set out in Section 5.5 and shall not be construed as a penalty.

5.7                                 Return of Property

Upon any termination of his employment with the Corporation, the Employee will deliver or cause to be delivered to the Corporation promptly all books, documents, records, money, securities or other property, including Confidential Information, of the Corporation of the Corporation’s affairs that are in the possession, charge, control or custody of the Employee, including all copies of any such books, documents, records, money, securities or other property.

5.8                                 No Termination Claims

Upon any termination of the Employee’s employment by the Corporation in compliance with this Agreement or upon any termination of the Employee’s employment by the Employee, the Employee will have no action, cause of action, claim or demand against the Corporation, any related or associated corporations or any other person as a consequence of such termination and the Employee will be required to sign an appropriate Release releasing the Corporation and its respective directors, officers, employees and agents from any and all such actions, causes of action, claims and demands.

5.9                                 Provisions which Operate Following Termination

Notwithstanding any termination of the Employee’s employment under this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 4.4, 4.5, 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 6.1, 6.2, 6.3 and 7.1 of this Agreement and any other provisions of this Agreement necessary to give efficacy thereto will continue in full force and effect following such termination.

ARTICLE 6 — NON-COMPETITION AND NON-SOLICITATION

6.1                                 Non-Competition

(1)           The Employee will not, without the prior written consent of the Corporation, at any time for a period of nine (9) months following the termination of the Employee’s employment under this Agreement for whatever reason and with or without cause, either individually or in partnership or jointly or in conjunction with any person as principal, agent, employee, shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed 4% of the outstanding shares so listed) or in any other manner whatsoever carry on or be engaged in or be concerned with or interested in or advise, lend money to, guarantee the debts or obligations of or permit his name or any part of his name to be used or employed by any person engaged in or concerned with or interested in, within the Territory, the Business.

(2)           The Employee confirms that all restrictions in Section 6.1(1) are reasonable and valid and that the Employee waives all defenses to the strict enforcement of such restrictions by the Corporation.

6.2                                 Non-Solicitation

(1)           The Employee will not, without the prior written consent of the Corporation, during the term of his employment or at any time for a period of nine (9) months following the termination of the Employee’s employment under the Agreement for whatever reason and with or without cause, either individually, or in partnership, or jointly, or in conjunction with any person as principal, agent, employee or shareholder (other than a holding of shares listed on a Canadian or United States stock exchange that does not exceed four percent (4%) of the outstanding shares so listed) or in any other manner whatsoever on his own behalf or on behalf of anyone competing or endeavouring to compete with the Corporation, directly or indirectly, interfere with or endeavour to entice away from the Business of the Corporation any person that:

(a)                                  is a Customer of the Corporation at the Date of Termination for whatever reason and with whom the Employee dealt during the Employee’s employment;

(b)                                 was a Customer of the Corporation at any time during the Employee’s employment at the Corporation for whatever reason and with whom the Employee dealt during the Employee’s employment; or

(c)                                  has been pursued as a Prospective Customer by or on behalf of the Corporation and in respect of whom the Corporation has not determined to cease all such pursuit nor will the Employee engage, offer employment or engagement to or solicit the employment or engagement of or otherwise entice away from the employment of the Company or any of its affiliates, any individual who is employed or engaged by the Corporation or any of its affiliates or subsidiaries whether or not such individual would commit any breach of his contract or terms of employment or engagement by leaving the engagement of the Corporation or any of its affiliates or subsidiaries.

(2)           The Employee confirms that all restrictions in Section 6.2(1) are reasonable and valid and that the Employee waives all defenses to the strict enforcement of such restrictions by the Corporation.

(3)           Sections 6.2(1)(a), (b) and (c) are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only the covenant or covenants so determined and all other such covenants will continue in full force and effect.

6.3                                 Breach

Any breach of the provision of Sections 6.1(1) or 6.2(2) by the Employee will result in material and irreparable harm to the Corporation although it may be difficult for the Corporation to establish the monetary value flowing from such harm.  The Employee therefore agrees that the Corporation, in addition to being entitled to the monetary damages which flow from the breach, will be entitled to injunctive relief in a court of appropriate jurisdiction in the event of any breach or threatened breach by the Employee of any of the provisions of Sections 6.1(1) or 6.2(1). In addition, the Corporation will be relieved of any further obligations to make any payments to the Employee or provide him with any benefits as outlined in Section 5.3 in the event of a breach by the Employee of any of the provisions of Sections 6.1(1) or 6.2(1).

ARTICLE 7 — GENERAL

7.1                                 No Breach of Obligation to Others

The Employee represents and warrants to the Corporation that in carrying out the Employee’s work and services for the Corporation under this Agreement, the Employee will not disclose to the Corporation any confidential information of any third party.  The Employee represents and warrants to the Corporation that the Employee has not brought to the Corporation, nor will the Employee use in the performance of his work and services with the Corporation any confidential materials or property of any third party.  The Employee further represents and warrants that the Employee is not a party to any agreement with or under any legal obligation to any third party that conflicts with any of the Employee’s obligations to the Corporation under this Agreement.

The Employee agrees to defend, indemnify and hold the Corporation harmless from any and all liability, expense or claim (including legal fees incurred with respect thereto) by any person in any way arising out of, relating to, or in connection with any breach of the representations and warranties in this Section 7.1.  the Employee acknowledges that a breach of this Section7.1 by the Employee shall entitle the Corporation to terminate the Employee’s employment for cause under Section 5.3 of this Agreement.

                                                7.2                                 Notices

Any demand, notice or other communication (“Communication”) to be given in connection with this Agreement will be given in writing by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Corporation:

JumpTV Inc.

463 King Street West, #rd Floor

Toronto, ON M5V 1K4

Attention: General Counsel

To the Employee:

5 Wilmar Road

Toronto, ON M9B 3R6

or such other address, individual or electronic communication number as may be designated by notice given by either party to the other.  Any Communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the Communication and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the Communication in the mail and, if given by electronic Communication, on the day of transmittal of the Communication if given during the normal business hours of the recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.  If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such Communication may not be mailed but must be given by personal delivery or by electronic communication.

7.3                                 Time of Essence

Time will be of the essence of this Agreement.

7.4                                 Deductions

The Corporation will deduct all statutory deductions from any amounts to be paid to the Employee under this Agreement.

7.5                                 Sections and Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for the convenience of reference only and will not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

7.6                                 Number

In this Agreement words importing the singular number only will include plural and vice versa and words importing the masculine gender will include the feminine and neuter genders and vice versa and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and corporations and vice versa.

7.7                                 Currency

All references to currency in this Agreement are to lawful money in Canada.

7.8                                 Schedules

The following are the Schedules annexed hereto and incorporated by reference and deemed to be part of this Agreement:

Schedule “A” — Benefits Plans

7.9                                 Benefit of Agreement

This Agreement will enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and permitted assigns of the Corporation respectively.

7.10                           Entire Agreement

This Agreement constitutes the entire agreement between the Employee and the Corporation with respect to the subject matter of this Agreement and cancels and supersedes any prior understandings and agreements between the Employee and the Corporation with respect to the subject matter of this Agreement.  There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the Employee and the Corporation other than as expressly set forth in this Agreement.

7.11                           Pre-Contractual Representation

The Employee hereby waives any right to assert a claim based on any pre-contractual representations, negligent or otherwise, made by the Corporation.

7.12                           Amendments and Waivers

No amendments to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties to this Agreement.  No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

7.13                           Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision and the remaining part of such provision and all other provisions of this Agreement will continue in full force and effect.

7.14                           Governing Law

This Agreement will be governed by and construed in accordance with the laws of Canada.

7.15                           Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement.  The Corporation and the Employee each hereby attorns to the jurisdiction of the courts of the Province of Ontario provided that nothing in this Agreement contained will prevent the Corporation from proceeding at its election against the Employee in the courts of any other province or country.

7.16                           Copy of Agreement

The Employee hereby acknowledges receipt of a copy of this Agreement duly signed by the Corporation.

IN WITNESS WHEREOF the parties have executed this Agreement.

JUMPTV INC.

		By:	/s/ Jordan Banks
		Name:	Jordan Banks
		Title:	CEO

WITNESS:

/s/ Joanne Vander Burgt		/s/ Blair R. Baxter
Signature		BLAIR R. BAXTER

Name:	Joanne Vander Burgt